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                                                                     EXHIBIT 3.2

                          AFFILIATED MANAGERS GROUP, INC.
              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                              OF A SERIES OF STOCK
                    By Resolution of the Board of Directors
                            ------------------------

    I, Nathaniel Dalton, Vice President of Affiliated Managers Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with Section 151 of the Delaware General Corporation Act, do hereby certify:

    That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the Delaware General Business Corporation Act, said Board of Directors on January 13, 1998 unanimously adopted a resolution providing for the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of a series of stock, which resolution is as follows:

    RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, a series of stock of the Corporation known as Series C Non-Voting Convertible Stock be, and it hereby is, created, classified, and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be as set forth in the form appended hereto as EXHIBIT A.
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                                   EXHIBIT A

    1. DESIGNATION AND AMOUNT. There shall be a series of Undesignated Preferred Stock of the Corporation designated as "Series C Non-Voting Convertible Stock" and the number of shares constituting such series shall be One Million Seven Hundred and Fifty Thousand Nine Hundred and Forty-Two (1,750,942). The number of shares designated as shares of Series C Non-Voting Convertible Stock may be increased or decreased by the Board of Directors without a vote of stockholders. Except as otherwise expressly provided herein, all shares of Series C Non-Voting Convertible Stock shall be identical to shares of Common Stock (as defined in Article IV of the Amended and Restated Certificate of Incorporation of the Corporation) and shall entitle the holders thereof to the same rights and privileges.

    2. VOTING. The holders of Series C Non-Voting Convertible Stock shall not have any right to vote, except as required under applicable law and, except as required by law, the holders of Common Shares (as defined in Article IV of the Amended and Restated Certificate of Incorporation of the Corporation) and Series C Non-Voting Convertible Stock shall vote together as a single class on all matters as to which holders of Series C Non-Voting Convertible Stock are entitled to vote as set forth herein. Except as required by law or as set forth herein, the holders of Series C Non-Voting Convertible Stock (to the extent permitted by this Section 2), Common Shares (to the extent permitted by Section 2 of Part A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation) and Undesignated Preferred Stock (to the extent permitted by Part A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation) shall vote together as a single class on all matters submitted to the stockholders for a vote.

    3. DIVIDENDS. Subject to applicable law, the holders of Series C Non-Voting Convertible Stock shall be entitled to receive such dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion shall be paid with respect to the Common Stock, with each share of Common Stock and each share of Series C Non-Voting Convertible Stock sharing share-for-share in such dividends (with each share of Series C Non-Voting Convertible Stock being equal to the number of shares of Common Stock into which it would then be convertible on the record date for such dividend) except that if dividends are declared which are payable in shares of Common Stock or Series C Non-Voting Convertible Stock, dividends shall be declared which are payable at the equivalent rate in both classes of stock and the dividends payable in shares of Common Stock shall be payable to the holders of that class of stock and the dividends payable in shares of Series C Non-Voting Convertible Stock shall be payable to the holders of that class of stock.

    4. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Undesignated Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Series C Non-Voting Convertible Stock shall be entitled to share ratably with the holders of Common Shares (with each share of Series C Non-Voting Convertible Stock being equal to the number of shares of Common Stock into which it would then be convertible on the effective date of such Liquidation Event) in the remaining assets of the Corporation available for distribution.

    5.  CONVERSION OF SERIES C NON-VOTING CONVERTIBLE STOCK.

        (a) AUTOMATIC CONVERSION. Each share of Series C Non-Voting Convertible Stock shall be automatically converted, without the payment of any additional consideration, into fully paid and non-assessable shares of Common Stock at the rate of one share of Common Stock for each share of Series C Non-Voting Convertible Stock so converted (the "Series C Non-Voting Conversion Rate") as of the date (the "Conversion Date") that is the earlier to occur of (i) the first anniversary of the issue date thereof (or, if such share has been issued as a result of a dividend or distribution payable in shares of capital stock or a subdivision, combination or
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    reclassification of shares of capital stock, then on the first anniversary of the issue date of the original share with respect to which the dividend or distribution was made or which was the subject of the subdivision, combination or reclassification) or (ii) the effective date of (A) any sale, transfer, conveyance, exchange or other disposition, of all or substantially all of the assets or properties of the Corporation to one more persons or entities who are not affiliates of the Corporation, in a single transaction or series of related transactions, or (B) the sale, transfer, conveyance, exchange or other disposition (including, without limitation, by merger or consolidation) of all or substantially all of the Common Stock then outstanding to one or more persons or entities who are not affiliates of the Corporation, in a single transaction or series of related transactions. In addition, to the extent that any share of Common Stock into which a share of Series C Non-Voting Convertible Stock is convertible shall be included in a registration statement filed under the Securities Act of 1933, as amended, such share of Series C Non-Voting Convertible Stock (the "Included Share") shall be automatically converted, without the payment of any additional consideration, into one share of Common Stock as of the effective date of such registration statement (the "Effective Date"). Any automatic conversion pursuant to Section 5(a)(ii) shall be deemed to be effective immediately prior to the effectiveness of such sale, conveyance, exchange, transfer or other disposition or the effective date of such registration statement.

        (b) PROCEDURE FOR CONVERSION. As of the Conversion Date, all outstanding shares of Series C Non-Voting Convertible Stock shall be converted, and as of the Effective Date all of the Included Shares shall be converted, automatically without any further action by the holders of the shares of Series C Non-Voting Convertible Stock and whether or not the certificates representing such shares of Series C Non-Voting Convertible Stock are surrendered to the Corporation or its transfer agent. On the Conversion Date or the Effective Date, as applicable, all rights with respect to the Series C Non-Voting Convertible Stock so converted shall terminate, except any of the rights of the holders thereof, in accordance with the procedures herein, to receive certificates for the number of shares of Common Stock into which such Series C Non-Voting Convertible Stock has been converted. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable on the Conversion Date or the Effective Date, as applicable, unless certificates evidencing such shares of the Series C Non-Voting Convertible Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), are surrendered at the principal executive office of the Corporation (or the offices of the transfer agent for the Series C Non-Voting Convertible Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series C Non-Voting Convertible Stock by the Corporation), together with written notice by the holder of such Series C Non-Voting Convertible Stock stating the name or names (with addresses) and denominations in which the certificate or certificates for Common Stock shall be issued and shall include instructions for delivery thereof. Upon such surrender of a certificate representing Series C Non-Voting Convertible Stock following its automatic conversion, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing Series C Non-Voting Convertible Stock, only part of which are to be converted, the Corporation shall issue and send to such holder or such holder's designee, in the manner set forth in the preceding sentence, a new certificate or certificates representing the number of shares of Series C Non-Voting Convertible Stock which shall not have been converted. If the certificate or certificates for Common Stock are to be issued in a name other than the name of the registered holder of the Series C

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    Non-Voting Convertible Stock surrendered for conversion, the Corporation shall not be obligated to issue or deliver any certificate unless and until the holder of the Series C Non-Voting Convertible Stock surrendered has paid to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or has established to the satisfaction of the Corporation that such tax has been paid.

        (c) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Non-Voting Convertible Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Non-Voting Convertible Stock.

    6.  ADJUSTMENTS.

        (a) CHANGES IN COMMON STOCK. In the event the Corporation shall (i) pay a dividend in or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of the Corporation, the Series C Non-Voting Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series C Non-Voting Convertible Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series C Non-Voting Convertible Stock been converted on or immediately prior to the record date for such dividend or the effective date of such subdivision, combination or reclassification, as the case may be.

        (b) CHANGES IN SERIES C NON-VOTING CONVERTIBLE STOCK. In the event that the Corporation shall (i) pay a dividend in or make a distribution in shares of its Series C Non-Voting Convertible Stock, (ii) subdivide its outstanding shares of Series C Non-Voting Convertible Stock, (iii) combine its outstanding shares of Series C Non-Voting Convertible Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Series C Non-Voting Convertible Stock any shares of the Corporation, the Series C Non-Voting Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series C Non-Voting Convertible Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series C Non-Voting Convertible Stock been converted on or immediately prior to the record date for such dividend or the effective date of such subdivision, combination or reclassification, as the case may be.

        (c) GENERAL. An adjustment made pursuant to this Section 6 shall become effective immediately after the record date (in the case of a dividend or distribution in shares of capital stock) and shall become effective immediately after the effective date (in the case of a subdivision, combination or reclassification). No adjustment in accordance with this
    Section 6 shall be required unless such adjustment would require an increase or decrease in any conversion rate of at least 0.1%; provided, however, that any adjustments which by reason of this clause are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

    7. NOTICES. In the event that the Corporation provides any notice, report or statement to the holders of Common Stock or Series C Non-Voting Convertible Stock (in their capacity as such), the Corporation shall at the same time provide a copy of any such notice, report or statement to each record holder of outstanding Series C Non-Voting Convertible Stock.

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    8.  STATUS OF ACQUIRED SHARES.  Shares of Series C Non-Voting Convertible
Stock acquired by the Corporation (upon conversion or otherwise) will be restored to the status of authorized but unissued shares of Undesignated Preferred Stock.


    IN WITNESS WHEREOF, Affiliated Managers Group, Inc. has caused this certificate to be executed this 20th day of March, 1998.


                                          AFFILIATED MANAGERS GROUP, INC.


                                          By: /s/ NATHANIEL DALTON
                                             -----------------------------------
                                             Name: Nathaniel Dalton
                                             Title: Sr. Vice President


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